Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Solid Quarter in a Challenging Environment

Ankeny, Iowa, December 3, 2008—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.54 in earnings per share from continuing operations for the second quarter of fiscal 2009 ended October 31, 2008. For the same quarter a year ago, earnings per share were $0.55. Midyear earnings per share came to $1.11 versus $1.13 for the first half of fiscal 2008. President and CEO Robert J. Myers stated, “Despite the challenging economic environment, same store sales in all three categories were positive for the quarter and customer traffic remained solid.”

Gasoline—Casey’s annual goal is to increase same-store gasoline gallons sold 2% with an average margin of 10.8 cents per gallon. Same-store gallons sold were up .2% for the second quarter and up .3% in the first six months. Myers stated, “We experienced a significant decrease in the average retail price per gallon during the quarter and are encouraged by the improved same store gallons sold in October.” Favorable market conditions continued in the second quarter resulting in an average margin of 13.7 cents per gallon and 14.7 cents year to date. Midyear total gallons sold rose 1.3% to 634.8 million while gross profit increased to $93.1 million compared with $92 million a year ago.

Grocery & Other Merchandise—The annual goal is to increase same-store sales 7% with an average margin of 33.2%. Same-store sales were up 4.9% for the second quarter and up 4.8% year to date. Total sales for the quarter were up 6% with an average margin of 33.9% and gross profit rose 8.5% to $89.8 million. “We benefited from enhanced profitability in the beer and beverage categories and increased pack versus carton sales in cigarettes,” said Myers. Year to date total sales were $539.1 million with an average margin of 34%; up 42 basis points from the same period last year.

Prepared Food & Fountain—The goal is to increase same-store sales 6.8% with an average margin of 61.2%. Same store sales in the second quarter were up 9.3% with an average margin of 60.6%. Total sales for the quarter rose 11% to $87.8 million. “Strategic price increases and continued popularity of menu offerings allowed us to improve gross profit in a difficult market,” stated Myers. “We are beginning to see commodity cost pressures soften and we are hopeful this trend will continue.” Total sales year to date were up 12.2% to $173.4 million with an average margin of 60.5%. Same store sales increased 10.8%.

Operating Expenses—In the second quarter, operating expenses increased 10.3% to $127.3 million. “Expenses were affected by several large health insurance claims, higher diesel fuel costs, and a 22% rise in credit card fees,” said Myers. “We anticipate more favorable credit card fees in the latter half of the fiscal year given the current lower gasoline price environment.” For the year, expenses were up 9.6%.

Expansion—The goal for fiscal 2009 is to increase the total number of Casey’s stores 4%. As of October 31, the Company had acquired 11 stores and completed 4 new store constructions. “We are on pace to build approximately 20 stores by the end of the fiscal year,” Myers stated.

“The remaining balance of our unit growth goal will be through acquisitions. We believe the disparity between buyer and seller expectations is narrowing, which should present more opportunities.”

Dividend—At its December meeting, the Board of Directors declared a quarterly dividend of $0.075 per share. The dividend is payable February 16, 2009 to shareholders of record on February 2, 2009.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2008	2007	2008	2007
Total revenue	$1,389,232	$1,189,338	$2,954,956	$2,468,679
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,198,285	1,010,213	2,564,986	2,101,205

Gross profit	190,947	179,125	389,970	367,474
Operating expenses	127,255	115,405	259,834	237,119
Depreciation and amortization	17,406	17,431	34,868	33,627
Interest, net	2,414	2,350	4,977	4,695

Earnings from continuing operations before income taxes and loss on discontinued operations	43,872	43,939	90,291	92,033
Federal and state income taxes	16,520	16,247	34,144	34,390

Earnings from continuing operations before loss on discontinued operations	27,352	27,692	56,147	57,643
Loss on discontinued operations, net of taxes of $15, $10, $22 and $122	23	16	33	191

Net earnings	$27,329	$27,676	$56,114	$57,452

Basic
Earnings from continuing operations before loss on discontinued operations	$.54	$.55	$1.11	$1.13
Loss on discontinued operations	—	—	—	—

Net earnings	$.54	$.55	$1.11	$1.13

Diluted
Earnings from continuing operations before loss on discontinued operations	$.54	$.54	$1.10	$1.13
Loss on discontinued operations	—	—	—	—

Net earnings	$.54	$.54	$1.10	$1.13

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 31, 2008	April 30, 2008
Assets
Current assets
Cash and cash equivalents	$137,835	$154,523
Receivables	16,871	16,662
Inventories	108,453	124,503
Prepaid expenses	9,970	9,817
Income taxes receivable	3,790	7,751

Total current assets	276,919	313,256

Other assets, net of amortization	8,738	8,898
Goodwill	50,408	48,308
Property and equipment, net of accumulated depreciation of $623,567 at October 31, 2008, and of $595,316 at April 30, 2008	878,082	848,738

Total assets	$1,214,147	$1,219,200

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$33,440	$34,383
Accounts payable	117,924	163,343
Accrued expenses	59,024	61,373

Total current liabilities	210,388	259,099

Long-term debt, net of current maturities	169,288	181,443
Deferred income taxes	110,148	105,959
Deferred compensation	10,076	10,201
Other long-term liabilities	16,222	15,026

Total liabilities	516,122	571,728

Total shareholders’ equity	698,025	647,472

Total liabilities and shareholders’ equity	$1,214,147	$1,219,200

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Six months ended 10/31/08

Sales	$2,230,906	$539,135	$173,410	$11,505	$2,954,956
Gross profit	$93,072	$183,092	$104,996	$8,810	$389,970
Margin	4.2%	34.0%	60.5%	76.6%	13.2%

Gasoline gallons	634,829

Six months ended 10/31/07

Sales	$1,792,053	$509,941	$154,583	$12,102	$2,468,679
Gross profit	$92,040	$171,028	$96,422	$7,984	$367,474
Margin	5.1%	33.5%	62.4%	66.0%	14.9%

Gasoline gallons	626,755

Gasoline Gallons Same-store Sales Growth						Gasoline Margin (Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	0.5%	0.2%				F2009	15.6 ¢	13.7 ¢
F2008	0.3	-1.6	-3.9%	-2.5%	-2.0%	F2008	15.8	13.6	13.5 ¢	12.6 ¢	13.9 ¢
F2007	-2.9	2.7	4.0	2.8	1.4	F2007	9.8	9.4	10.5	11.8	10.4
Grocery & Other Merchandise Same-store Sales Growth						Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	4.7%	4.9%				F2009	34.0%	33.9%
F2008	9.1	11.2	5.4%	3.6%	7.3%	F2008	34.0	33.1	31.9%	33.2%	33.1%
F2007	2.3	3.5	6.7	7.3	4.6	F2007	32.2	32.6	30.8	35.0	32.7
Prepared Food & Fountain Same-store Sales Growth						Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	12.3%	9.3%				F2009	60.5%	60.6%
F2008	9.5	10.6	8.4%	11.2%	9.8%	F2008	61.7	63.0	63.6%	60.9%	62.3%
F2007	9.5	13.7	11.9	8.5	11.0	F2007	62.9	61.6	62.1	61.6	62.0

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 4, 2008. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.